Filed Pursuant to Rule 424(b)(5)
                                               Registration No. 333-83497



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 20, 1999)


                                  $500,000,000

                            NATIONAL FUEL GAS COMPANY

                           MEDIUM-TERM NOTES, SERIES E

                                 ---------------


National Fuel Gas Company may offer from time to time up to $500,000,000 aggregate principal amount of its unsecured Medium Term
Notes, Series E. The specific terms of any Notes offered will be included in a pricing supplement. Unless the pricing supplement provides otherwise:

 .  The Notes will mature between       .  The Notes may be subject to
   nine months and 40 years from          redemption at the option of
   the issue date.                        National Fuel Gas Company or
                                          purchase at the option of the
                                          holder or may not be subject
                                          to redemption or purchase at
                                          all.

 .  The Notes will bear interest        .  The Notes will be denominated
   at either a fixed or a                 in U.S. dollars and have
   floating rate. Floating rate           minimum denominations of $1,000
   interest may be based on:              and any larger amount in integral
                                          multiples of $1,000.

     .    CD Rate
     .    CMT Rate                    .  The Notes will be held in global
     .    Commercial Paper Rate          form by The Depository Trust
     .    Federal Funds Rate             Company exept under the
     .    LIBOR                          circumstances described in this
     .    Prime Rate                     prospectus supplement.
     .    Treasury Rate
     .    Any other rate or index     .  The Notes will be a new issue of
          specified in the               securities with no established
          applicable pricing             trading market.
          supplement.
                                      .  The Notes will not be listed on
 .  Interest payment dates for            any securities exchange.
   each fixed rate Note will
   be March 1 and September
   1 of each year and at
   maturity.

 .  Interest payment dates on
   floating rate Notes will
   be monthly, quarterly,
   semi-annually or annually.


                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         National Fuel Gas Company may sell the Notes to the Agents as principals for resale at varying or fixed offering prices or through the Agents as agents using their reasonable best efforts on National Fuel Gas Company's behalf. Unless otherwise specified in the pricing supplement, the price to the public for the Notes will be 100% of the principal amount. If National Fuel Gas Company sells all of the Notes, it expects to receive proceeds of between $496,250,000 and $499,375,000 after paying the Agents' discounts and commissions of between $625,000 and $3,750,000 and before deducting expenses payable by National Fuel Gas Company. National Fuel Gas Company may also sell the Notes without the assistance of the Agents (whether acting as principal or as agent).

                                 ---------------

Merrill Lynch & Co.
          Bear, Stearns & Co. Inc.
                    Goldman, Sachs & Co.
                              Lehman Brothers
                                   Morgan Stanley Dean Witter
                                             PaineWebber Incorporated
                                                            Salomon Smith Barney

October 14, 1999

          THE ACCOMPANYING PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NATIONAL FUEL GAS COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. THIS INFORMATION IS AVAILABLE TO YOU AS SET FORTH IN THE ACCOMPANYING PROSPECTUS.


                                 ---------------


                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----

DESCRIPTION OF NOTES.........................................................S-3

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....................S-19

SUPPLEMENTAL PLAN OF DISTRIBUTION...........................................S-21

LEGALITY....................................................................S-22


                                   PROSPECTUS

NATIONAL FUEL GAS COMPANY......................................................2

WHERE YOU CAN FIND MORE INFORMATION............................................2

RATIO OF EARNINGS TO FIXED CHARGES.............................................3

USE OF PROCEEDS................................................................3

DESCRIPTION OF DEBT SECURITIES.................................................4

PLAN OF DISTRIBUTION..........................................................13

EXPERTS.......................................................................14

LEGALITY......................................................................15

                              DESCRIPTION OF NOTES

          National Fuel Gas Company ("National") intends to issue its Medium-Term Notes, Series E (the "Notes"). The following description of the particular terms of the Notes supplements and supersedes, to the extent inconsistent, the description of the general terms and provisions of the Debt Securities set forth under "Description of Debt Securities" in the accompanying prospectus, to which description reference is hereby made. Certain capitalized terms used and not defined in this prospectus supplement are defined under "Description of Debt Securities" in the accompanying prospectus. The particular terms and conditions of the Notes sold pursuant to any pricing supplement to this prospectus supplement will be described therein. The terms and conditions set forth in this "Description of Notes" will apply to each Note unless otherwise specified in the pricing supplement and in such Note.

GENERAL

          The Notes will be issued as a series of debt securities under an Indenture, dated as of October 1, 1999 (the "Indenture"), between National and The Bank of New York, as Trustee (the "Trustee").

          The Notes will be issued in fully registered form only, without coupons. Each Note will be issued initially in book-entry form (a "Book-Entry Note") or in a fully registered certificated form (a "Certificated Note"). Except as set forth herein under "-- Book-Entry Only Issuance - The Depository Trust Company" or in any pricing supplement relating to specific Notes, the Notes will not be issuable as Certificated Notes.

          Each Note will mature from nine months to 40 years from its date of issue (the "Stated Maturity"), as selected by the purchaser and agreed to by National. Each Note may also be subject to redemption at the option of National or to redemption or purchase by National at the option of the registered holder of the Note (a "Holder") before its Stated Maturity or may not be subject to redemption or purchase at all.

          The pricing supplement relating to each Note will describe the following terms:

                    (a) the date or dates on which the principal of the Note is payable or the method of determination thereof and the right, if any, to extend such date or dates;

                    (b) whether the Note bears interest at a fixed rate (a "Fixed Rate Note") or at a floating rate (a "Floating Rate Note");

                    (c) if the Note is a Fixed Rate Note, the rate per annum at which the Note will bear interest;

                    (d) if the Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Index Maturity, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate on the Note;

                    (e) the date or dates from which interest will accrue on the Note (the "Original Interest Accrual Date"), the date or dates on which such interest shall be payable (each, an "Interest Payment Date"), the right, if any, of National to defer or extend an Interest

          Payment Date, and the Regular Record Date (as defined below) for any interest payable on any Interest Payment Date and the person or persons to whom interest on the Notes shall be payable on any Interest Payment Date, if other than the person in whose name the Note is registered at the close of business on the Regular Record Date for such interest or, in the case of maturity or earlier redemption, the person to whom principal is payable;

                    (f) the place or places where, subject to the terms of the Indenture as described in the accompanying prospectus under "Description of Debt Securities -- Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the Note will be payable and where, subject to the terms of the Indenture as described in the accompanying prospectus under "Description of Debt Securities -- Registration and Transfer," the Note may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon National in respect of the Note and the Indenture may be served; and, if such is the case, that the principal of the Note shall be payable without presentation or surrender thereof;

                    (g) any period or periods within which, or date or dates on which, the price or prices at which and the terms and conditions upon which the Note may be redeemed, in whole or in part, at the option of National;

                    (h) the obligation or obligations, if any, of National to redeem or purchase the Note or any portion thereof pursuant to any sinking fund or other mandatory redemption provisions or at the option of the holder thereof, and the period or periods within which, or date or dates on which, the price or prices at which, and the terms and conditions upon which the Note shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the holder;

                    (i) the denominations in which the Note shall be issuable if other than denominations of $1,000 and any larger amount that is an integral multiple of $1,000; and

                    (j) any other terms of the Note.

          "Business Day" with respect to any Note means any day, other than Saturday or Sunday, which is (a) not a day on which banking institutions or trust companies in the City of New York, New York or other city in which is located any office or agency maintained for the payment of principal of or premium, if any, or interest on such Note, are authorized or required by law, regulation or executive order to be closed and (b) if such Note is a LIBOR Note (as defined below), a London Banking Day. "London Banking Day" with respect to any Note means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

PAYMENT OF PRINCIPAL AND INTEREST

          The interest payable on the Notes on any Interest Payment Date (other than interest payable at maturity or earlier redemption) will be paid to the Holders in whose names the Notes are registered as of the Regular Record Date immediately preceding such Interest Payment Date, such payment to be made by check mailed to the addresses appearing in the Note register. Notwithstanding the foregoing,

                    (a) if the Original Interest Accrual Date of a Note is after a Regular Record Date and before the corresponding Interest Payment Date, interest so payable for the period from and including the Original Interest Accrual Date to but excluding such Interest Payment

          Date will be paid on the next succeeding Interest Payment Date to the Holder of such Note on the related Regular Record Date;

                    (b) interest payable at maturity or earlier redemption will be paid to the Person to whom principal is paid;

                    (c) defaulted interest will be payable as described under "Description of Debt Securities -- Payment and Paying Agents" in the accompanying prospectus;

                    (d) if the Holder is a securities depositary, payment may be made by such other means in lieu of check, as shall be agreed upon by National, the Trustee and the Holder; and

                    (e) upon the written request of a Holder of not less than $10 million in aggregate principal amount of Notes of the same tranche delivered to National and the Paying Agent at least ten days before any Interest Payment Date, payment of interest on such Notes to such Holder on such Interest Payment Date will be made by wire transfer of immediately available funds to an account maintained within the continental United States specified by the Holder or, if the Holder maintains an account with the entity acting as Paying Agent, by deposit into such account.

          The principal of and premium, if any, and interest on the Notes at maturity will be made upon presentation at the corporate trust office of the Paying Agent.

          The "Regular Record Date" with respect to any Interest Payment Date for a Fixed Rate Note will be the close of business on the fifteenth day of the month (whether or not a Business Day) immediately preceding such Interest Payment Date; and the "Record Date" with respect to any Interest Payment Date for a Floating Rate Note will be the date (whether or not a Business Day) fifteen calendar days immediately preceding such Interest Payment Date.

          Interest rates offered by National with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any transaction. Notes with similar variable terms but different interest rates may be offered concurrently at any time. National may also concurrently offer Notes having different variable terms (as are described herein or in the pricing supplement and Note).

FIXED RATE NOTES

          Each Fixed Rate Note will bear interest from its Original Interest Accrual Date at the rate per annum stated on its face until the principal amount of the Note is paid or duly provided for. Unless otherwise set forth in the pricing supplement, interest on each Fixed Rate Note will be payable semi-annually in arrears on each Interest Payment Date and at maturity. Each payment of interest in respect of an Interest Payment Date will include interest accrued through the day before such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

          If, with respect to any Fixed Rate Note, any Interest Payment Date, any redemption date or the Stated Maturity is not a Business Day, payment of the amounts due on the Note on such date may be made on the next Business Day; and, if such payment is made or duly provided for on such Business Day, no interest will accrue on such amounts for the period from and after such Interest Payment Date, redemption date or Stated Maturity, as the case may be, to such Business Day.

FLOATING RATE NOTES

          General

          Each Floating Rate Note will bear interest from its Original Interest Accrual Date to the first Interest Reset Date (as defined below) for the Note at the Initial Interest Rate set forth on the face of the Note and in the pricing supplement. Thereafter, the interest rate on the Note for each Interest Reset Period will be determined by reference to an interest rate basis (the "Base Rate"), plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one basis point being equal to one one-hundredth of a percentage point) that may be specified in the pricing supplement as being applicable to the Note, and the "Spread Multiplier" is the percentage that may be specified in the pricing supplement as being applicable to the Note. The pricing supplement will designate one of the following Base Rates as applicable to a Floating Rate Note:

                    (a) the CD Rate (a "CD Rate Note");

                    (b) the Constant-Maturity Treasury Rate (a "CMT Rate Note");

                    (c) the Commercial Paper Rate (a "Commercial Paper Rate Note");

                    (d) the Federal Funds Rate (a "Federal Funds Rate Note");

                    (e) LIBOR (a "LIBOR Note");

                    (f) the Prime Rate (a "Prime Rate Note");

                    (g) the Treasury Rate (a "Treasury Rate Note"); or

                    (h) such other Base Rate as is set forth in the pricing supplement.

As used herein, "H.15(519)" means the publication entitled "Statistical Release H.15(519)," Selected Interest Rates, or any successor publication, published by the Board of Governors of the Federal Reserve System; "H.15 Daily Update" means the daily update of H.15(519), so published; and "Calculation Date," with respect to an interest determination date for any Note, means the earlier of
(x) the tenth calendar day after such interest determination date, or, if such day is not a Business Day, the next succeeding Business Day, and (y) the Business Day immediately preceding the related Interest Payment Date or the maturity of that Note, as the case may be. H.15(519) and H.15 Daily Update are available through the Internet site maintained by the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/H15/.

          Maximum Rate; Minimum Rate

          As specified in the pricing supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis):

                    (a) a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period ("Maximum Interest Rate"); and

                    (b) a minimum limitation, or floor, on the rate at which interest may accrue during any interest period ("Minimum Interest Rate").

In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by U.S. law of general application.

          Calculation Agent

          National will appoint, and enter into an agreement with, an agent (the "Calculation Agent") to calculate interest rates on Floating Rate Notes. Unless otherwise specified in the pricing supplement, The Bank of New York will be the Calculation Agent. All determinations of interest rates by the Calculation Agent will, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Floating Rate Notes.

          Interest Rate Reset

          The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (such period being the "Interest Reset Period" for the Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the pricing supplement; and such interest rate, as so reset, will be effective as of and for the related Interest Reset Date and for the balance of the Interest Reset Period to, but excluding, the next succeeding Interest Reset Date. Unless otherwise specified in the pricing supplement, the Interest Reset Dates will be:

          . in the case of Floating Rate Notes that reset daily, each Business Day;

          . in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week;

          . in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as provided below under "Treasury Rate Notes");

          . in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month;

          . in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

          . in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of the two months of each year specified in the pricing supplement; and

          . in the case of Floating Rate Notes that reset annually, the third Wednesday of the month of each year specified in the pricing supplement.

If an Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, the Interest Reset Date shall be the immediately preceding Business Day.


          Interest Payment Dates

          Unless otherwise indicated in the pricing supplement and except as provided below, interest on Floating Rate Notes will be payable monthly, quarterly, semi-annually or annually (each, an "Interest Payment Period") on the dates set forth below (each such date, an "Interest Payment Date"):

          . in the case of Floating Rate Notes that reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the pricing supplement;

          . in the case of Floating Rate Notes that reset quarterly, on the third Wednesday of March, June, September and December of each year;

          . in the case of Floating Rate Notes that reset semi-annually, on the third Wednesday of the two months of each year specified in the pricing supplement; and

          . in the case of Floating Rate Notes that reset annually, on the third Wednesday of the month of each year specified in the pricing supplement.

          If, with respect to any Floating Rate Note, any Interest Payment Date other than a redemption date or the Stated Maturity is not a Business Day, such Interest Payment Date will be postponed to the next Business Day, except that, if such Note is a LIBOR Note and such next Business Day is in the next calendar month, such Interest Payment Date will be the immediately preceding Business Day. If a redemption date or the Stated Maturity is not a Business Day, payment of the amounts due on the Note on such date in respect of principal, premium, if any, and/or interest, if any, may be made on the next Business Day; and if payment is made or duly provided for on such Business Day, no interest shall accrue on such amounts for the period from and after such redemption date or Stated Maturity, as the case may be, to such Business Day.

          Accrual of Interest

          Unless otherwise specified in the pricing supplement, interest payments on each Interest Payment Date for Floating Rate Notes will be the amount of interest accrued from and including the last date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Original Interest Accrual Date, to, but excluding, such Interest Payment Date.

          Accrued interest for each Floating Rate Note will be calculated by multiplying the principal amount of the Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the Interest Payment Period for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes or by the actual number of days in the year, in the case of CMT Rate Notes and Treasury Rate Notes. For purposes of making the foregoing calculation, the interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. Unless otherwise specified in the pricing supplement, all percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation will be rounded to the nearest one-hundredth of a cent (with .005 of a cent being rounded upward).


          CD Rate Notes

          Each CD Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in the CD Rate Note and the pricing supplement.

          Unless otherwise specified in the pricing supplement, the "CD Rate" for each Interest Reset Period in respect of each CD Rate Note will be determined by the Calculation Agent on the Calculation Date and will be:

                    (a) the rate (expressed as a percentage per annum) as of the second Business Day before the related Interest Reset Date (a "CD Rate Determination Date") for negotiable certificates of deposit having the Index Maturity specified in the CD Rate Note and the pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)";

                    (b) if such rate is not so published by 9:00 A.M., New York City time, on the Calculation Date, the rate as of the CD Rate Determination Date for negotiable certificates of deposit of such Index Maturity as published in H.15 Daily Update under the heading "CDs (Secondary Market)"; or

                    (c) if neither of such rates is published by 3:00 P.M., New York City time, on the Calculation Date, the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on the CD Rate Determination Date for certificates of deposit in an amount that is representative of a single transaction at that time with a remaining maturity closest to such Index Maturity of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in the City of New York selected by the Calculation Agent, in its discretion (after consultation with National); provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as described above, the CD Rate for such Interest Reset Period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no previous Interest Reset Period in respect of the CD Rate Note, the rate of interest on the Note for such Interest Reset Period shall be the Initial Interest
          Rate).

          CMT Rate Notes

          Each CMT Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in the CMT Rate Note and the pricing supplement.

          Unless otherwise specified in the pricing supplement, the "CMT Rate" for each Interest Reset Period in respect of each CMT Rate Note will be determined by the Calculation Agent on the Calculation Date and will be the rate (expressed as a percentage per annum) displayed on the Designated CMT Telerate Page (as defined below) under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m." under the column for the Designated CMT Maturity Index (as defined below) for:

                    (a) (1) if the Designated CMT Telerate Page is 7055, the second Business Day before the related Interest Reset Date (a "CMT Rate Determination Date") or (2) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, ended immediately preceding the week in which such CMT Rate Determination Date occurs;

                    (b) if that rate is no longer displayed on the relevant page, or if not displayed by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in H.15(519);

                    (c) if that rate is no longer published or, if not published by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Constant Maturity rate for the Designated CMT

          Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519);

                    (d) if that information is not provided by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate for the CMT Rate Determination Date shall be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in the City of New York selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent, in its discretion (after consultation with National), and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year;

                    (e) if the Calculation Agent cannot obtain three such Treasury notes quotations, a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 P.M., New York City time, on the CMT Rate Determination Date of three Reference Dealers in the City of New York (from five such Reference Dealers selected by the Calculation Agent, in its discretion (after consultation with National), and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million; or

                    (f) if three or four (and not five) of such Reference Dealers are quoting as described in clause (e) above, the arithmetic mean of the offer prices obtained without the elimination of either the highest or the lowest of such quotes; provided, however, that if fewer than three Reference Dealers selected by the Calculation Agent are quoting as described in this clause (f), the CMT Rate for such Interest Reset Period will be the same as the CMT Rate for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such CMT Rate Note, the rate of interest on such Note for such Interest Reset Period shall be the Initial Interest Rate).

For purposes of clause (e) above, if two Treasury notes have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury note with the shorter remaining term to maturity shall be used.

          "Designated CMT Maturity Index," with respect to any CMT Rate Note, will be the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in such CMT Rate Note and the pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is so specified, the Designated CMT Maturity Index will be two years.

          "Designated CMT Telerate Page", with respect to any CMT Rate Note, means the display on Bridge Telerate, Inc. on the page specified in the CMT Rate Note and the pricing supplement, for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) (or any other page that may replace such page on that service, or any successor service, for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)). If no such page is so specified, the page shall be 7052, for the most recent week.

         Commercial Paper Rate Notes

          Each Commercial Paper Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in the Commercial Paper Rate Note and the pricing supplement.

          Unless otherwise specified in the pricing supplement, the "Commercial Paper Rate" for each Interest Reset Period in respect of each Commercial Paper Rate Note will be determined by the Calculation Agent on the Calculation Date and will be:

                    (a) the Money Market Yield (as defined below) as of the second Business Day before the related Interest Reset Date (a "Commercial Paper Rate Determination Date") of the rate (expressed as a percentage per annum) for commercial paper having the Index Maturity specified in such Commercial Paper Rate Note and the pricing supplement, as such rate shall be published in H.15(519) under the heading "Commercial Paper-Nonfinancial";

                    (b) if that rate is not so published before 9:00 A.M., New York City time, on the Calculation Date, the Money Market Yield as of the Commercial Paper Rate Determination Date of the rate for commercial paper of the Index Maturity specified in the Commercial Paper Rate Note and in the pricing supplement, as published in H.15 Daily Update under the heading "Commercial Paper-Nonfinancial"; or

                    (c) if none of those rates is published by 3:00 P.M., New York City time, on the Calculation Date, the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, on such Commercial Paper Rate Determination Date, of three leading dealers in commercial paper in the City of New York selected by the Calculation Agent, in its discretion (after consultation with National), for commercial paper of the Index Maturity specified in the Commercial Paper Rate Note and in the pricing supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers selected are not quoting offered rates as described above, the Commercial Paper Rate for the Interest Reset Period will be deemed to be the same as the Commercial Paper Rate for the preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such Commercial Paper Rate Note, the rate of interest on the Note for such Interest Reset Period shall be the Initial Interest Rate).

          "Money Market Yield" is a yield calculated in accordance with the following formula and expressed as a percentage:


                    Money Market Yield  =        D x 360    x 100
                                           ----------------
                                             360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Index Maturity specified in the Commercial Paper Rate Note and the pricing supplement.

          Federal Funds Rate Notes

          Each Federal Funds Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in the Federal Funds Rate Note and the pricing supplement.

          Unless otherwise specified in the pricing supplement, the "Federal Funds Rate" for each Interest Reset Period in respect of each Federal Funds Rate Note will be determined by the Calculation Agent on the Calculation Date and will be:

                    (a) the rate (expressed as a percentage per annum) as of the second Business Day before the related Interest Reset Date (a "Federal Funds Rate Determination Date") for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)";

                    (b) if that rate is not so published by 9:00 A.M., New York City time, on the Calculation Date, the rate on the Federal Funds Rate Determination Date as published in H.15 Daily Update under the heading "Federal Funds (Effective)"; or

                    (c) if neither of those rates is published by 3:00 P.M., New York City time, on the Calculation Date, the arithmetic mean of the rates for the last transaction in overnight Federal Funds as of 9:00 A.M., New York City time, on such Federal Funds Rate Determination Date arranged by three leading brokers in Federal Funds transactions in the City of New York selected by the Calculation Agent, in its discretion (after consultation with National); provided, however, that if the brokers selected by the Calculation Agent are not quoting as described above, the Federal Funds Rate for the Interest Reset Period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such Federal Funds Rate Note, the rate of interest on the Note for such Interest Reset Period will be the Initial Interest Rate).

          LIBOR Notes

          Each LIBOR Note will bear interest for each Interest Reset Period at a rate calculated with reference to LIBOR and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in the LIBOR Note and the pricing supplement.

          Unless otherwise specified in the pricing supplement, "LIBOR" for each Interest Reset Period will be determined by the Calculation Agent and will be:

                    (a) (1) if "LIBOR Reuters" is specified in the Note and the pricing supplement as the reporting service, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as hereinafter defined) by its terms provides only for a single rate, in which case the single rate will be used) for deposits in U.S. dollars in the London interbank market, for the period of the Index Maturity so specified commencing on the related Interest Reset Date for the Interest Reset Period, which appear or appears on the Designated LIBOR Page at approximately 11:00 A.M., London time, on the second London Banking Day before such Interest Reset Date (a "LIBOR Determination Date"), or (2) if "LIBOR Telerate" is specified in the Note and the pricing supplement as the reporting service, the rate for deposits in U.S. dollars, for the period of such Index Maturity commencing on the Interest Reset Date, that appears on the Designated LIBOR Page at approximately 11:00 A.M., London time, on the LIBOR Determination Date;

                    (b) with respect to a LIBOR Determination Date on which fewer than two offered rates appear (if "LIBOR Reuters" is specified in the Note as the reporting service and calculation of LIBOR is based on the arithmetic mean of the offered rates) or on which no rate appears (if the reporting service specified in the Note and the pricing supplement is either (1) "LIBOR Reuters" and the Designated LIBOR Page by its terms provides only for a single rate or (2) "LIBOR Telerate"), the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market selected by the Calculation Agent, in its discretion (after consultation with National), to provide the Calculation Agent with its offered quotations for deposits in U.S. dollars, for the period of the Index Maturity commencing on the Interest Reset Date for such Interest Reset Period and in a principal amount equal to an amount of not less than U.S.$1 million that is representative of a single transaction in U.S. dollars in the market at such time, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the LIBOR Determination Date; if at least two such quotations are provided, LIBOR, in respect of the LIBOR Determination Date, shall be the arithmetic mean of such quotations; or

                    (c) if fewer than two quotations are so provided, LIBOR in respect of the LIBOR Determination Date will be the arithmetic mean of the rates quoted by three major banks in the City of New York on the LIBOR Determination Date selected by the Calculation Agent, in its discretion (after consultation with National), at approximately 11:00 A.M. on the LIBOR Determination Date, for loans in U.S. dollars to leading European banks, for the period of the Index Maturity commencing on the Interest Reset Date for the Interest Reset Period and in a principal amount of not less than U.S.$1 million that is representative of a single transaction in U.S. dollars in the market at such time; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting rates described above, LIBOR for such Interest Reset Period shall be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period, the rate of interest on the Note for the Interest Reset Period shall be the Initial Interest Rate).

          "Designated LIBOR Page" means (x) if "LIBOR Reuters" is specified in a LIBOR Note and the pricing supplement as the reporting service, the display on the Reuters monitor money rates service (or any successor service) for the purpose of displaying the London interbank rates of major banks for U.S. dollars, or (y) if "LIBOR Telerate" is so specified as the reporting service, the display on Bridge Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

          Prime Rate Notes

          Each Prime Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in the Prime Rate Note and the pricing supplement.

          Unless otherwise specified in the pricing supplement, the "Prime Rate" for each Interest Reset Period in respect of each Prime Rate Note will be determined by the Calculation Agent on the Calculation Date and will be:

                    (a) the rate (expressed as a percentage per annum) as of the second Business Day before the related Interest Reset Date (a "Prime Rate Determination Date") as published in H.15(519) opposite the heading "Bank Prime Loan";

                    (b) if that rate is not so published prior to 9:00 A.M., New York City time, on the Calculation Date, the rate as of such Prime Rate Determination Date as published in H.15 Daily Update under the heading "Bank Prime Loan";

                    (c) if that rate is not so published before 3:00 P.M., New York City time, on the Calculation Date, the arithmetic mean of the rates publicly announced by each bank named on the Reuters Screen USPRIME1 Page (as defined below) as the bank's prime rate or base lending rate as in effect on such Prime Rate Determination Date as quoted on the Reuters Screen USPRIME1 Page on such Prime Rate Determination Date; or

                    (d) if fewer than four such rates appear on the Reuters Screen USPRIME1 Page for the Prime Rate Determination Date, the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on the Prime Rate Determination Date by at least two of three major money center banks in the City of New York selected by the Calculation Agent, in its discretion (after consultation with National), from which quotations are requested; provided, however, that if fewer than two prime rates are quoted by major money center banks as described above, there shall be included in the group of rates whose arithmetic mean is to be so determined the prime rates or base lending rates, as of such Prime Rate Determination Date, of that number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent, in its discretion (after consultation with National), which, when added to the number of rates provided by major money center banks as aforesaid, shall equal two.

          If in any calendar month the Prime Rate is not published in H.15(519) or H.15 Daily Update and the banks or trust companies selected are not quoting as described in the preceding paragraph, the "Prime Rate" for the Interest Reset Period will be Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such Prime Rate Note, the rate of interest on the Prime Rate Note for the Interest Reset Period shall be the Initial Interest Rate).

          "Reuters Screen USPRIME1 Page" means the display designated as Page "USPRIME1" on the Reuters monitor money rates service (or such other page as may replace the USPRIME1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

          Treasury Rate Notes

          Each Treasury Rate Note will bear interest for each Interest Reset Period at a rate calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any, and subject to the Maximum Interest Rate, if any, and the Minimum Interest Rate, if any, specified in the Treasury Rate Note and the pricing supplement.

          Unless otherwise specified in the pricing supplement, the "Treasury Rate" for each Interest Reset Period in respect of each Treasury Rate Note will be determined by the Calculation Agent on the Calculation Date and will be

                    (a) the rate (expressed as a percentage per annum) for the auction held on the Treasury Rate Determination Date (as defined below) for the Interest Reset Period of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the Treasury Rate Note and the pricing supplement, as such rate shall appear under the heading "Investment Rate" on the display on Bridge Telerate, Inc., or any successor service, on page 56 or page 57, or any other page that may replace either thereof on that service;

                    (b) if that rate is not published by 3:00 P.M., New York City time, on the Calculation Date, the Bond Equivalent Yield (as defined below) of the rate on Treasury Bills having the Index Maturity specified in the Treasury Rate Note and in the pricing supplement as of such Treasury Rate Determination Date, as such rate shall be published in H.15 Daily Update under the heading "U.S. Government Securities/Treasury Bills/Auction High";

                    (c) if that rate is not so published by 3:00 P.M., New York City time, on the Calculation Date, the Bond Equivalent Yield of the auction rate of Treasury Bills having the Index Maturity specified above, as otherwise announced by the United States Department of the Treasury;

                    (d) if that rate is not so announced by the United States Department of the Treasury, or if that auction is not held, the Bond Equivalent Yield of the rate as of such Treasury Rate Determination Date of Treasury Bills having the Index Maturity specified above, as such rate shall be published in H.15 (519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market";

                    (e) if that rate is not so published by 3:00 P.M., New York City time, on the Calculation Date, the rate as of such Treasury Rate Determination Date of Treasury Bills having the Index Maturity specified above, as that rate shall be published in H.15 Daily Update under the heading "U.S. Government Securities/Treasury Bills/Secondary Market"; or

                    (f) if that rate is not so published by 3:00 P.M., New York City time, on the Calculation Date, the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Treasury Rate Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent, in its discretion (after consultation with National), for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the Treasury Rate Note and in the pricing supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as described above, then the "Treasury Rate" for such Interest Reset Period will be deemed to be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such previous Interest Reset Period in respect of such Treasury Rate Note, the rate of interest on the Note for the Interest Reset Period shall be the Initial Interest Rate).

          The "Treasury Rate Determination Date" for each Interest Reset Period is the day of the week in which the Interest Reset Date for the Interest Reset Period falls on which Treasury Bills would normally be auctioned. (As of the date of this prospectus supplement, Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday.) If, as the result of a legal holiday, an auction is held on the preceding Friday, such Friday is the Treasury Rate Determination Date pertaining to the Interest Reset Period commencing in the next week. If an auction date falls on any day that would otherwise be an Interest Reset Date for a Treasury Rate Note, then the Interest Reset Date is instead the Business Day immediately following such auction date.

          "Bond Equivalent Yield" shall be calculated in accordance with the following formula and expressed as a percentage:

                    Bond Equivalent Yield  =        D x N
                                              ----------------
                                                360 - (D x M)

where "D" refers to the applicable rate per annum for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the Interest Reset Period for which the interest rate is being calculated.

REDEMPTION

          The pricing supplement relating to each Note will indicate either that such Note cannot be redeemed at the election of National before Stated Maturity or that the Note will be redeemable, at the election of National, in whole or in part, on any date on or after the date designated as the "Initial Redemption Date" in the pricing supplement, at the applicable redemption price plus accrued interest to the date fixed for redemption. If the Note is so redeemable, the redemption price will initially be a percentage of the principal amount of the Note to be redeemed equal to the "Initial Redemption Price" specified in the pricing supplement for the twelve-month period commencing on the Initial Redemption Date and will decline for the twelve-month period commencing on each anniversary of the Initial Redemption Date by a percentage of principal amount equal to the "Reduction Percentage" specified in the pricing supplement until the redemption price is 100% of the principal amount of the Note. The pricing supplement may specify a "Redemption Limitation Date" before which National may not redeem a Note as contemplated above as a part of, or in anticipation of, any refunding operation by the application, directly or indirectly, of moneys borrowed having an effective interest cost to National (calculated in accordance with generally accepted financial practice) less than the effective interest cost to National (similarly calculated) of such Note.

          The pricing supplement relating to each Note will also specify any sinking fund or other mandatory redemption provisions applicable to the Note, and any provisions for the redemption or purchase by National of the Note at the option of the Holder.

BOOK-ENTRY ONLY ISSUANCE - THE DEPOSITORY TRUST COMPANY

          The Depository Trust Company ("DTC") will act as securities depositary for the Notes. The Notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates for the Notes, representing the aggregate principal amount of Notes, will be issued and will be deposited with DTC.

          The following is based upon information furnished by DTC:

                    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

          DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the
          DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

                    Purchases of Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued, as discussed below.

                    To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

                    The delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                    Redemption notices will be sent to Cede & Co., as registered Holder of the Notes. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

                    Neither DTC nor Cede & Co. will itself consent or vote with respect to Notes. Under its usual procedures, DTC mails an Omnibus Proxy to National as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

                    Payments on the Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants and not of DTC or National, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC will be the responsibility of National, disbursement of payments to Direct Participants will be the responsibility of DTC, and further disbursement of payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

                    Management of DTC is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed Direct Participants and Indirect Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

                    However, DTC's ability to perform its services properly is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's Direct Participants and Indirect Participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

                    According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

          DTC may discontinue providing its services as securities depositary for the Notes at any time by giving written notice to National and the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Note certificates will be delivered to the Beneficial Owners. Additionally, National may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) or to replace any such securities depositary. After an Event of Default under the Indenture, the holders of a majority in aggregate principal amount of the Notes may determine to discontinue the system of book-entry transfers through DTC (or a successor depositary). Under any of these circumstances, and in the case of any such discontinuance if a successor depositary is not obtained, then certificates for the Notes will be delivered.

          The information in this section concerning DTC and DTC's book-entry system and procedures has been obtained from sources that National believes to be reliable, but National takes no responsibility for the accuracy thereof. Neither National nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating thereto.

          Except as provided herein, a Beneficial Owner of an interest in a global Note certificate may not receive physical delivery of Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following summary describes certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes as of the date hereof and represents the opinion of Thelen Reid & Priest LLP, counsel to National, insofar as it relates to matters of law or legal conclusions. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986 (the "Code") and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities that elect to mark to market, persons holding Notes as a hedge, conversion transaction or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers who purchased Notes at the initial offering price (except where otherwise specifically noted). The United States federal income tax consequences of ownership of Floating Rate Notes or Notes issued with original issue discount will be discussed in an applicable pricing supplement.

          PROSPECTIVE PURCHASERS OF NOTES, INCLUDING PERSONS WHO ARE NOT UNITED STATES HOLDERS AND PERSONS WHO PURCHASE NOTES IN THE SECONDARY MARKET, ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

          As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes:

          (a)       a citizen or resident of the United States,

          (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

          (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or

          (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

As used in this prospectus supplement, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

Payments of Interest

          Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

Premium

          If a U.S. Holder purchases a Note for an amount that is greater than its principal amount, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its principal amount, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service (the "IRS").

Disposition of a Note

          Upon the sale, exchange, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note decreased by the amount of any payments, other than qualified stated interest payments, received and amortizeable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year at the time of the disposition.

NON-U.S. HOLDERS

          A non-U.S. Holder will not be subject to United States withholding tax on payments of principal, premium (if any) or interest on a Note, unless such non-U.S. Holder (i) directly or indirectly owns 10% or more of the voting stock of National, (ii) is a controlled foreign corporation related to National or
(iii) is a bank receiving interest described in Section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (1) is signed by the beneficial owner of the Note under penalties of perjury, (2) certifies that such owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS
Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

          Generally, a non-U.S. Holder will not be subject to United States federal income tax on any amount which constitutes capital gain upon retirement or other disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and non-U.S. Holders should consult their tax advisors in this regard.

BACKUP WITHHOLDING AND INFORMATION REPORTING

          Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

          In addition, upon the sale of a Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (1) the broker determines that the seller is a corporation or other exempt recipient or
(2) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (1) the broker determines that the seller is an exempt recipient or (2) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would normally be made on IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

          Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.


                        SUPPLEMENTAL PLAN OF DISTRIBUTION

          The Notes are being offered on a continuing basis by National to or through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Goldman, Sachs & Co., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated and Salomon Smith Barney Inc. and any additional agents appointed by National from time to time and named in the pricing supplement (the "Agents"); provided that National has reserved the right to sell, solicit and accept offers to purchase Notes directly on its own behalf to investors and other purchasers. National will have the sole right to accept offers to purchase Notes and may reject any offer in whole or in part. An Agent will have the right to reject any offer in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. Unless otherwise specified in the pricing supplement, National will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission ranging from .125% to .750% of the principal amount of the Notes to be sold, depending upon the maturity of the Notes.

          National may also sell Notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale. The Notes may be resold to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of such resale or otherwise, as determined by the Agent and specified in the pricing supplement. An Agent may offer the Notes it has purchased as principal to other dealers. An Agent may sell the Notes to any dealer at a discount and, unless otherwise specified in the pricing supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from National After the initial public offering of the Notes that are to be resold by the Agents to investors and other purchasers on a fixed public offering price basis, the public offering price, concession, and discount may be changed.

          In order to facilitate the offering of the Notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agents may overallot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Agents may bid for, and purchase, the Notes in the open market. Finally, any underwriting syndicate participating in a sale of Notes to one or more Agents acting as principal may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in these activities, and may end any of these activities at any time.

          The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. National and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments made in respect of any such liabilities. National has also agreed to reimburse the Agents for certain expenses.

          National does not intend to apply for the listing of the Notes on a national securities exchange, but has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

          Concurrently with the offering of Notes through the Agent as described herein, National may issue other Debt Securities under the Indenture referred to herein. Any Debt Securities sold by National pursuant to the prospectus will reduce the aggregate principal amount of Notes that may be offered by this prospectus supplement and the prospectus.

          The Agents and/or certain of their affiliates may engage in transactions with and perform services for National and certain of its affiliates in the ordinary course of business.


                                    LEGALITY

          The following information supplements the information regarding legal opinions contained under "Legality" in the accompanying prospectus. The opinions of Stryker, Tams & Dill LLP and Thelen Reid & Priest LLP, each as counsel to National, and Winthrop, Stimson, Putnam & Roberts, as counsel to the Agents, will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by National and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinions.

PROSPECTUS
----------


                                  $500,000,000

                            NATIONAL FUEL GAS COMPANY

                                 DEBT SECURITIES

                          ----------------------------


     National Fuel Gas Company may offer from time to time its debt securities (including debentures and medium-term notes).

     National Fuel Gas Company will provide specific terms of its debt securities, including their offering prices, interest rates, and maturities, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

     National Fuel Gas Company may offer its debt securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section on page 13 of this prospectus also provides more information on this topic.

     National Fuel Gas Company's principal executive offices are located at 10 Lafayette Square, Buffalo, New York 14203 and its telephone number is
(716) 857-7000.


                          ----------------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          ----------------------------



                 The date of this prospectus is August 20, 1999.

                          NATIONAL FUEL GAS COMPANY

     National Fuel Gas Company (National), a registered holding company under the Public Utility Holding Company Act of 1935, was organized under the laws of New Jersey in 1902. National is engaged in the business of owning and holding securities issued by its subsidiaries: National Fuel Gas Distribution Corporation, National Fuel Gas Supply Corporation, Seneca Independence Pipeline Company, Seneca Resources Corporation, Horizon Energy Development, Inc., National Fuel Resources, Inc., Upstate Energy, Inc., Niagara Independence Marketing Company, Leidy Hub, Inc., Highland Land & Minerals, Inc., Data-Track Account Services, Inc. and Utility Constructors, Inc.

     National and its subsidiaries (System) comprise a diversified energy company consisting of five major business segments:

 .    the Utility segment, which sells natural gas and provides natural gas transportation services through a local distribution system located in western New York and northwestern Pennsylvania;

 .    the Pipeline and Storage segment, which provides interstate natural gas transportation and storage services;

 .    the Exploration and Production segment, which is engaged in the exploration for, and the development and purchase of, natural gas and oil reserves in the Gulf Coast of Texas, Louisiana, and Alabama, in California, in Wyoming, and in the Appalachian region of the United States;

 .    the International segment, which is engaged in foreign and domestic energy projects through investments as a sole or substantial owner in various business entities; and

 .    the Other Nonregulated segment, which engages in the marketing and brokerage of natural gas and electricity and the performance of energy management services for utilities and end-users, natural gas marketing and other energy-related activities, the providing of various natural gas hub services to customers, the marketing of timber, the operating of sawmill and kilns, and the providing of collection services for other subsidiaries of National.


                     WHERE YOU CAN FIND MORE INFORMATION

     National files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by National with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including National. National also maintains an Internet site (http://www.nationalfuelgas.com). Information contained on National's Internet site does not constitute part of this prospectus.

     The SEC allows National to "incorporate by reference" the information that National files with the SEC, which means that National may disclose important information to you by referring you to those documents in this prospectus. The information incorporated by reference is an important part of this prospectus. National is incorporating by reference the documents listed below and any future filings National makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until National sells all of these debt securities. Any of those future filings will update, supersede and replace the information contained in any documents incorporated by reference in this prospectus at the time of the future filings.

     1. National's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (Form 10-K).

     2. National's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998, March 31, 1999, and June 30, 1999.

     You may request a copy of these documents, at no cost to you, by writing or calling Anna Marie Cellino, Secretary, National Fuel Gas Company, 10 Lafayette Square, Buffalo, New York 14203, telephone (716) 857-7858.

     You should rely only on the information contained in, or incorporated by reference in, this prospectus and the prospectus supplement. National has not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. National is not, and any underwriters, agents or dealers are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus and the prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement or that the information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows National's ratio of earnings to fixed charges for the periods indicated:

                                  Fiscal Years Ended September 30,
 Twelve Months ended       ---------------------------------------------
    June 30, 1999           1998      1997      1996      1995      1994
 ------------------         ----      ----      ----      ----      ----

         2.87               1.66      4.01      3.80      3.06      3.52


                               USE OF PROCEEDS

     Except as may otherwise be set forth in the prospectus supplement, the proceeds from the sale of these securities may be used to reduce short-term indebtedness, to redeem or discharge higher cost indebtedness, to finance a portion of the System's capital expenditures, for corporate development purposes, including, without limitation, acquisitions made by or on behalf of National or its subsidiaries, and for other general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

     GENERAL

     The following description sets forth certain general terms and provisions of National's unsecured debt securities, consisting of debentures and medium-term notes, that National may offer by this prospectus (Debt Security or Debt Securities). National will describe the particular terms of the Debt Securities, and provisions that vary from those described below, in one or more prospectus supplements.

     The Debt Securities will be National's direct unsecured general obligations. The Debt Securities will be senior debt securities. National may issue the Debt Securities from time to time in one or more series. National will issue the Debt Securities under one or more separate Indentures (Indenture) between National and The Bank of New York, as trustee (Trustee).

     The following descriptions of the Debt Securities and the Indenture are summaries and are qualified by reference to the Indenture. The form of the Indenture is being filed as an exhibit to the registration statement, and you should read the Indenture for provisions that may be important to you. References to certain sections of the Indenture are included in parentheses. Whenever particular provisions or defined terms in the Indenture are referred to under this "Description of Debt Securities," such provisions or defined terms are incorporated by reference herein. The Indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the Debt Securities.

     The Debt Securities will rank equally with all of National's other senior, unsecured and unsubordinated debt.

     Because National is a holding company that conducts all of its operations through subsidiaries, holders of Debt Securities will generally have a position junior to claims of creditors (including trade creditors of and holders of indebtedness issued by any such subsidiary) and preferred stockholders of the subsidiaries of National. No subsidiary currently has outstanding shares of preferred stock.

     The prospectus supplement relating to any series of Debt Securities being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

     .    the title of the Debt Securities;

     .    the total principal amount of the Debt Securities;

     . the date or dates on which the principal of the Debt Securities will be payable and how it will be paid;

     . the rate or rates at which the Debt Securities will bear interest, or how such rate or rates will be determined;

     . the date or dates from which interest on the Debt Securities will accrue, the interest payment dates on which interest will be paid, and the record dates for interest payments;

     . any right to extend the interest payment periods for the Debt Securities and the duration of the extension;

     . the percentage, if less than 100%, of the principal amount of the Debt Securities that will be payable if the maturity of the Debt Securities is accelerated;

     . any date or dates on which, and the price or prices at which, the Debt Securities may be redeemed at the option of National and any restrictions on such redemptions;

     . any sinking fund or other provisions or options held by holders of Debt Securities that would obligate National to repurchase or otherwise redeem the Debt Securities;

     . any changes or additions to the Events of Default under the Indenture or changes or additions to the covenants of National under the Indenture;

     . if the Debt Securities will be issued in denominations other than $1,000;

     . if payments on the Debt Securities may be made in a currency or currencies other than United States dollars;

     .    any convertible feature or options regarding the Debt Securities;

     . any rights or duties of another person to assume the obligations of National with respect to the Debt Securities;

     . any collateral, security, assurance or guarantee for the Debt Securities; and

     . any other terms of the Debt Securities not inconsistent with the terms of the Indenture.

(See Section 301.)

     The Indenture does not limit the principal amount of Debt Securities or other debt securities thereunder that may be issued. The Indenture allows debt securities thereunder to be issued up to the principal amount that may be authorized by National.

     Debt Securities may be sold at a discount below their principal amount. United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the prospectus supplement. In addition, certain United States federal income tax or other considerations applicable to any Debt Securities which are denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

     Except as may otherwise be described in the prospectus supplement, the covenants contained in the Indenture will not afford holders of Debt Securities protection in the event of a highly-leveraged or similar transaction involving National or in the event of a change in control.

   PAYMENT AND PAYING AGENTS

     Except as may be provided in the prospectus supplement, interest, if any, on each Debt Security payable on each Interest Payment Date will be paid to the person in whose name such Debt Security is registered as of the close of business on the Regular Record Date for the Interest Payment Date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any Debt Security, the defaulted interest may be paid to the holder of such Debt Security as of the close of business on a date to be fixed by the Trustee, which will be between 10 and 15 days prior to the date proposed by National for payment of such defaulted interest or in any other manner permitted by any securities exchange on which such Debt Security may be listed, if the Trustee finds it practicable. (See Section 307.)

     Unless otherwise specified in the prospectus supplement, principal of, and premium, if any, and interest, if any, on the Debt Securities at maturity will be payable upon presentation of the Debt Securities at the corporate trust office of the Trustee, in The City of New York, as Paying Agent for National. National may change the place of payment on the Debt Securities, may appoint one or more additional Paying Agents (including National) and may remove any Paying Agent, all at the discretion of National. (See Section 602.)

     REGISTRATION AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the transfer of Debt Securities may be registered, and Debt Securities may be exchanged for other Debt Securities of the same series or Tranche, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the Trustee in The City of New York. National may change the place for registration of transfer and exchange of the Debt Securities and may designate additional places for such registration and exchange. Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the Debt Securities. However, National may require payment to cover any tax or other governmental charge that may be imposed. National will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any Debt Security during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption except the unredeemed portion of any Debt Security being redeemed in part. (See
Section 305.)

     SATISFACTION AND DISCHARGE

     National will be discharged from its obligations on the Debt Securities of a particular series, or any portion of the principal amount of the Debt Securities of such series, if it irrevocably deposits with the Trustee sufficient cash or government securities to pay the principal, or portion of principal, interest, any premium and any other sums when due on the Debt Securities of such series at their maturity, stated maturity date, or redemption. (See Section 701.)

     The Indenture will be deemed satisfied and discharged when no Debt Securities remain outstanding and when National has paid all other sums payable by National under the Indenture. (See Section 702.)

     All moneys National pays to the Trustee or any Paying Agent on Debt Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of National. Thereafter, the Holder of such Debt Security may look only to National for payment thereof. (See
Section 603.)

     LIMITATION ON LIENS ON SUBSIDIARY CAPITAL STOCK

     The Indenture provides that, except as otherwise specified with respect to a particular series of Debt Securities, National will not pledge, mortgage, hypothecate or grant a security interest in, or permit any pledge, mortgage, security interest or other lien upon, any capital stock of any of its majority-owned subsidiaries, which capital stock National now or hereafter directly owns, to secure any Indebtedness, as defined below, without also securing the outstanding Debt Securities (so long as the other Indebtedness shall be so secured) equally and ratably, with or, at National's option, prior to, the other Indebtedness and any other Indebtedness similarly entitled to be so secured.

     This limitation does not apply to, or prevent the creation or existence of:

     (1) any pledge, mortgage, security interest, lien or encumbrance upon any such capital stock created at the time National acquires that capital stock or within 270 days after that time to secure the purchase price for that capital stock so acquired;

     (2) any pledge, mortgage, security interest, lien or encumbrance upon any such capital stock existing at the time National acquires that capital stock, whether or not National assumes the secured obligations; or

     (3) any extension, renewal, replacement or refunding of any pledge, mortgage, security interest, lien or encumbrance permitted by (1) and
          (2) above, or of any Indebtedness secured thereby; provided, that,

          (a) the principal amount of Indebtedness so secured immediately after the extension, renewal, replacement or refunding may not exceed the principal amount of Indebtedness so secured immediately before the extension, renewal, replacement or refunding, and

          (b) the extension, renewal, replacement or refunding of such pledge, mortgage, security interest, lien or encumbrance is limited to no more than the same proportion of all shares of capital stock as were covered by the pledge, mortgage, security interest, lien or encumbrance that was extended, renewed, refunded or replaced; or

     (4) any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

          (a) the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within such 30 day period, and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted; or

          (b) the payment of the lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

          (c) so long as the lien is adequately bonded, any appropriate legal proceedings that may have been duly initiated for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

     Any pledge, mortgage, security interest, lien or encumbrance on any shares of the capital stock of any of the majority-owned subsidiaries of National, which shares of capital stock National now or hereafter directly owns, to secure any Indebtedness other than as described in (1) through (4) above, is referred to in this prospectus as a "Restricted Lien". This limitation on liens does not apply to the extent that National creates any Restricted Liens to secure Indebtedness that, together with all other Indebtedness of National secured by Restricted Liens, does not at the time exceed 5% of National's Consolidated Capitalization. (See Section 608.)

     For this purpose, "Consolidated Capitalization" means the sum of:

     (1)  Consolidated Common Shareholders' Equity;

     (2) Consolidated Indebtedness, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

     (3) any preference or preferred stock of National or any Consolidated Subsidiary, as defined below, which is subject to mandatory redemption or sinking fund provisions.

     The term "Consolidated Common Shareholders' Equity" as used above means the total assets of National and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as assets, less: (a) all liabilities of National and its Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities; (b) minority interests owned by third parties in Consolidated Subsidiaries of National; and (c) preference or preferred stock of National and its Consolidated Subsidiaries only to the extent any such preference or preferred stock is subject to mandatory redemption or sinking fund provisions.

     The term "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of National and its Consolidated Subsidiaries.

     The term "Consolidated Subsidiary," as used above, means at any date any majority-owned subsidiary the financial statements of which under generally accepted accounting principles in the United States would be consolidated with those of National in its consolidated financial statements as of such date.

     For purposes of the limitation described in the first paragraph under this heading, "Indebtedness" means:

     (1) all indebtedness created or assumed by National for the repayment of money borrowed;

     (2) all indebtedness for money borrowed secured by a lien upon capital stock owned by National and upon which indebtedness for money borrowed National customarily pays interest, although National has not assumed or become liable for the payment of such indebtedness for money borrowed; and

     (3) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by National or in effect guaranteed by National through a contingent agreement to purchase such indebtedness for money borrowed, but excluding from this definition any other contingent obligation of National in respect of indebtedness for money borrowed or other obligations incurred by others.

     The foregoing limitation does not limit in any manner the ability of:
(1) National to place liens on any of its assets other than the capital stock of directly held, majority-owned subsidiaries; (2) National to cause the transfer of its assets or those of its subsidiaries, including the capital stock covered by the foregoing restrictions; or (3) any of the direct or indirect subsidiaries of National to place liens on any of their assets.

     In addition, the Indenture provides that if debentures issued by National under the indenture dated as of October 15, 1974, as supplemented (1974 Indenture), between National and The Bank of New York, as trustee, in an aggregate principal amount in excess of 5% of National's Consolidated Capitalization become secured pursuant to the provisions of the 1974 Indenture, National will secure the outstanding Debt Securities equally and ratably with those debentures. If National secures the outstanding Debt Securities, as provided in the prior sentence, and for so long as the aggregate principal amount of the debentures secured pursuant to the 1974 Indenture at any time decreases and as a result constitutes 5% or less of National's Consolidated Capitalization, the outstanding Debt Securities will no longer be secured. (See
Section 608.)

     As of June 30, 1999, the Consolidated Capitalization of National was approximately $1,670 million.

     CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Under the terms of the Indenture, National may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     . the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes National's obligations on all Debt Securities and under the Indenture;

     . immediately after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

     . National shall have delivered to the Trustee an officer's certificate and an opinion of counsel as to compliance with the foregoing.

     The terms of the Indenture do not restrict National in a merger in which National is the surviving entity. (See Section 1101.)

     EVENTS OF DEFAULT

     "Event of Default" when used in the Indenture with respect to any series of Debt Securities, means any of the following:

     . failure to pay interest, if any, on any Debt Security of the applicable series for 30 days after it is due;

     . failure to pay the principal of or premium, if any, on any Debt Security of the applicable series when due (whether at maturity or upon earlier redemption);

     . failure to perform any other covenant in the Indenture, other than a covenant that does not relate to that series of Debt Securities, that continues for 90 days after National receives written notice from the Trustee, or National and the Trustee receive a written notice from 33% of the holders of the Debt Securities of such series; however, the Trustee or the Trustee and the holders of such principal amount of Debt Securities of this series can agree to an extension of the 90 day period and such an agreement to extend will be automatically deemed to occur if National is diligently pursuing action to correct the default;

     . certain events in bankruptcy, insolvency or reorganization of National; or

     . any other event of default included in any supplemental indenture or officer's certificate for a specific series of Debt Securities.

(See Section 801).

     The Trustee may withhold notice to the holders of Debt Securities of any default, except default in the payment of principal, premium or interest, if it considers such withholding of notice to be in the interests of the holders. An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indenture.

     REMEDIES

     Acceleration of Maturity

     If an Event of Default with respect to fewer than all the series of Debt Securities occurs and continues, either the Trustee or the holders of at least 33% in principal amount of the Debt Securities of such series may declare the entire principal amount of all the Debt Securities of such series, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding Debt Securities under the Indenture, only the Trustee or holders of at least 33% in principal amount of all outstanding Debt Securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

     At any time after a declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

     . National has paid or deposited with the Trustee a sum sufficient to pay:

          (1) all overdue interest, if any, on all Debt Securities of the series;

          (2) the principal of and premium, if any, on any Debt Securities of the series which have otherwise become due and interest, if any, that is currently due;

          (3)  interest, if any, on overdue interest; and

          (4)  all amounts due to the Trustee under the Indenture; or

     . any other Event of Default with respect to the Debt Securities of that series has been cured or waived as provided in the Indenture.

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of National. (See Section 802.)

     Right to Direct Proceedings

     Other than its duties in case of an Event of Default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee a reasonable indemnity. (See Section 903.) If they provide a reasonable indemnity, the holders of a majority in principal amount of any series of Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee. However, if the Event of Default relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (See
Section 812). The Trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture.

     Limitation on Right to Institute Proceedings

     No holder of Debt Securities of any series will have any right to institute any proceeding under the Indenture, or to exercise any remedy under the Indenture, unless:

     . the holder has previously given to the Trustee written notice of a continuing Event of Default;

     . the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an Event of Default shall have occurred and be continuing have made a written request to the Trustee, and have offered reasonable indemnity to the Trustee to institute proceedings; and

     . the Trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of holders during such period.

(See Section 807.)

     No Impairment of Right to Receive Payment

     However, such limitations do not apply to a suit by a holder of a Debt Security for payment of the principal of or premium, if any, or interest, if any, on a Debt Security on or after the applicable due date. (See Section 808.)

     Annual Notice to Trustee

     National will provide to the Trustee an annual statement by an appropriate officer as to National's compliance with all conditions and covenants under the Indenture. (See Section 606.)

     MODIFICATION AND WAIVER

     National and the Trustee may enter into one or more supplemental indentures without the consent of any holder of Debt Securities for any of the following purposes:

     . to evidence the assumption by any permitted successor of the covenants of National in the Indenture and in the Debt Securities;

     . to add additional covenants of National or to surrender any right or power of National under the Indenture;

     .    to add additional Events of Default;

     . to change, eliminate, or add any provision to the Indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of Debt Securities of any series in any material respect, such change, elimination, or addition will become effective only:

          (1) when the consent of the holders of Debt Securities of such series has been obtained in accordance with the Indenture; or

          (2) when no Debt Securities of the affected series remain outstanding under the Indenture;

     .    to provide collateral security for all but not part of the Debt
          Securities;

     . to establish the form or terms of Debt Securities of any other series as permitted by the Indenture;

     . to provide for the authentication and delivery of bearer securities and coupons attached thereto;

     . to evidence and provide for the acceptance of appointment of a successor trustee;

     . to provide for the procedures required for use of a noncertificated system of registration for the Debt Securities of all or any series;

     . to change any place where principal, premium, if any, and interest shall be payable, Debt Securities may be surrendered for registration of transfer or exchange and notices to National may be served; or

     . to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that such action shall not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

(See Section 1201.)

     The holders of at least a majority in aggregate principal amount of the Debt Securities of all series then outstanding may waive compliance by National with certain restrictive provisions of the Indenture. (See Section 607.) The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding Debt Security of the series affected. (See Section 813.)

     If the Trust Indenture Act of 1939 is amended after the date of the Indenture in such a way as to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to such amendment of the Trust Indenture Act of 1939. National and the Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence such an amendment. (See Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the Debt Securities of all series then outstanding is required for all other modifications to the Indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of all series that are directly affected will be required. No such amendment or modification may:

     . change the stated maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount of any Debt Security or its rate of interest or change the method of calculating such interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Debt Security, without the consent of the holder;

     . reduce the percentage in principal amount of the outstanding Debt Securities of any series whose consent is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

     . modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, without the consent of the holder of each outstanding Debt Security affected thereby.

     A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of Debt Securities, or modifies the rights of the holders of Debt Securities of one or more series, will not affect the rights under the Indenture of the holders of the Debt Securities of any other series. (See Section 1202.)

     The Indenture provides that Debt Securities owned by National or anyone else required to make payment on the Debt Securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (See Section 101.)

     National may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but National shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after such record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Debt Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same Debt Securities and the holder of every Debt Security issued upon the registration of transfer of or in exchange of such Debt Securities. A transferee will be bound by acts of the Trustee or National taken in reliance thereon, whether or not notation of such action is made upon such Debt Security. (See Section 104.)

     RESIGNATION OF A TRUSTEE

     A Trustee may resign at any time by giving written notice to National or may be removed at any time by act of the holders of a majority in principal amount of all series of Debt Securities then outstanding delivered to the Trustee and National. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Trustee appointed by act of the holders, if National has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the respective Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with such Indenture. (See Section 910.)

     NOTICES

     Notices to holders of Debt Securities will be given by mail to the addresses of such holders as they may appear in the security register therefor. (See Section 106.)

     TITLE

     National, the Trustee, and any agent of National or the Trustee, may treat the person in whose name Debt Securities are registered as the absolute owner thereof, whether or not such Debt Securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 308.)

     GOVERNING LAW

     Each Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (See Section 112.)

     REGARDING THE TRUSTEE

     The Trustee will be The Bank of New York. In addition to acting as Trustee, The Bank of New York acts, and may act, as trustee under various indentures and trusts of National and its affiliates.


                              PLAN OF DISTRIBUTION

     National may sell the Debt Securities in one or more series in any of three ways: (i) through underwriters or dealers; (ii) through agents; or (iii) directly to a limited number of purchasers or to a single purchaser.

     THROUGH UNDERWRITERS OR DEALERS. If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at the initial public offering price or at varying prices determined at the time of the sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more managing underwriters. The underwriter or underwriters with respect to Debt Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such prospectus supplement. Unless otherwise set forth in such prospectus supplement, the obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Debt Securities if any are purchased.

     THROUGH AGENTS. Debt Securities may be sold through agents designated by National from time to time. The prospectus supplement will set forth the name of any agent involved in the offer or sale of the Debt Securities in respect of which such prospectus supplement is delivered as well as any commissions payable by National to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

     DIRECTLY. National may sell the Debt Securities directly to one or more purchasers. In this case, no underwriters or agents would be involved.

     GENERAL INFORMATION. The prospectus supplement with respect to the Debt Securities will set forth the terms of the offering of such Debt Securities, including: (a) the name or names of any underwriters, dealers or agents; (b) the purchase price of such Debt Securities and the proceeds to National from such sale; (c) any underwriting discounts, agents' commissions and other items constituting underwriting compensation; (d) any initial public offering price; and (e) any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If so indicated in the prospectus supplement with respect to the Debt Securities, National may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Debt Securities from National at the initial public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in such prospectus supplement, and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Agents, underwriters and dealers may be entitled under agreements entered into with National to indemnification by National against certain civil liabilities, including certain liabilities under the Securities Act of 1933 or to contribution by National with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.


                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to National's most recent Annual Report on Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The information incorporated in this prospectus by reference to National's most recent Annual Report on Form 10-K relating to the oil and gas reserves of Seneca Resources Corporation, which has been specifically attributed to Ralph E. Davis Associates, Inc., has been reviewed and verified by said firm and has been included herein in reliance upon the authority of said firm as an expert.

                                    LEGALITY

     The legality of the Debt Securities will be passed upon for National by Thelen Reid & Priest LLP, 40 West 57th Street, New York, New York 10019, and for the underwriters, dealers, or agents by Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004. However, all matters of New Jersey law, including the incorporation of National, will be passed upon only by Stryker, Tams & Dill LLP, Two Penn Plaza East, Newark, New Jersey 07105.